THE DREYFUS FAMILY OF FUNDS
(The Dreyfus/Laurel Funds Included on Schedule A)
Rule 18f-3 Plan
Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.
The Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes in accordance with Rule 18f-3, has determined that the following plan is in the best interests of each class individually and each Fund as a whole:
1.            Class Designation:  Fund shares shall be divided into Class A, Class C and Class I.
2.            Differences in Services:  The services offered to shareholders of each Class, as described in the Fund's prospectus or statement of additional information, unless otherwise noted on Schedule A hereto, shall be substantially the same, except that Right of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A shares.
3.            Differences in Distribution Arrangements:  Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $1 million or more.  Class A shares shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of the sales charge, the amount of and provisions relating to the CDSC pertaining to the Class A shares, and the amount of the fee under the Distribution Plan pertaining to Class A shares, are set forth on Schedule B attached hereto.
Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC.  Class C shares shall be subject to a Distribution Plan and a Service Plan each adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan and Service Plan pertaining to the Class C shares, are set forth on Schedule C attached hereto.
Class I shares shall be offered at net asset value only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including 401(k), 403(b)(7), Keogh, pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, sole proprietorships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), and IRAs set up under Simplified Employee Pension Plans ("SEP-IRAs"), but not including traditional IRAs, Roth IRAs, Coverdell Education Savings Accounts, IRA "Rollover Accounts," Salary Reduction Simplified Employee Pension Plans or Savings Incentive Match Plans for Employees (Class I shares may be purchased for a Retirement Plan or SEP-IRA only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such Retirement Plan or SEP-IRA that has entered into an agreement with the Fund's Distributor to offer Class I shares to such Retirement Plan or SEP-IRA), (iii) law firms or attorneys acting as trustees or executors/administrators, (iv) foundations and endowments that make an initial investment in the Fund of at least $1 million, (v) sponsors of college savings plans that qualify for tax-exempt treatment under Section 529 of the Internal Revenue Code of 1986, as amended (the "Code"), that maintain an omnibus account with the Fund and do not require shareholder tax reporting or 529 account support responsibilities from the Fund's Distributor, (vi) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, (vii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation approved by The Dreyfus Corporation, and (viii) with respect to Class I shares of those Funds indicated on Schedule A hereto, certain funds in the Dreyfus Family of Funds, series of BNY Mellon Funds Trust and unaffiliated investment companies approved by the Fund's Distributor.  In addition, Class I shares of the Fund shall be offered to shareholders of the Fund who have held their Class I shares since June 5, 2003 and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.
4.            Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under a Distribution Plan and Service Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.
5.            Conversion Features:  No Class shall be subject to any automatic conversion feature.  Except as otherwise set forth on Schedule A hereto, shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.  Shares subject to a CDSC or a redemption fee at the time of the requested conversion shall not be eligible for conversion.
6.            Exchange Privileges:  Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and, except for shares held through financial intermediary brokerage platforms, (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Amended as of:  February 1, 2016
SCHEDULE A
Name of Fund	Date Plan Adopted

The Dreyfus/Laurel Funds, Inc.	April 26, 1995 (Revised as of January 16, 2013)
--Dreyfus Tax Managed Growth Fund†
--Dreyfus Core Equity Fund†

The Dreyfus/Laurel Funds Trust	April 26, 1995 (Revised as of March 13, 2012)
--Dreyfus High Yield Fund††

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†	The Fund offers Class I shares to unaffiliated investment companies approved by the Fund's Distributor.
††	The Fund offers Class I shares to certain funds in the Dreyfus Family of Funds, series of BNY Mellon Funds Trust and unaffiliated investment companies approved by the Fund's Distributor.

SCHEDULE B
Front-End Sales Charge—Class A Shares—Effective December 1, 1996, the public offering price for Class A shares, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:
	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000	5.75	6.10
$50,000 to less than $100,000	4.50	4.70
$100,000 to less than $250,000	3.50	3.60
$250,000 to less than $500,000	2.50	2.60
$500,000 to less than $1,000,000	2.00	2.00
$1,000,000 or more	-0-	-0-

Front-End Sales Charge—Class A Shares of Dreyfus High Yield Fund—The public offering price for Class A shares of Dreyfus High Yield Fund, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:
	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000	4.50	4.70
$50,000 to less than $100,000	4.00	4.20
$100,000 to less than $250,000	3.00	3.10
$250,000 to less than $500,000	2.50	2.60
$500,000 to less than $1,000,000	2.00	2.00
$1,000,000 or more	-0-	-0-

Front-End Sales Charge—Class A Shares—Shareholders Beneficially Owning Class A Shares on November 30, 1996—For shareholders who beneficially owned Class A shares of a Fund on November 30, 1996, the public offering price for Class A shares of such Fund purchased directly through the Fund's Distributor, for Fund accounts maintained with the Distributor, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000	4.50	4.70
$50,000 to less than $100,000	4.00	4.20
$100,000 to less than $250,000	3.00	3.10
$250,000 to less than $500,000	2.50	2.60
$500,000 to less than $1,000,000	2.00	2.00
$1,000,000 or more	-0-	-0-

Front-End Sales Charge—Class A Shares—Shareholders Who Received Class A Shares of a Fund in Exchange for Class T Shares of the Fund on February 4, 2009—For shareholders who received Class A shares of a Fund in exchange for Class T shares of the Fund on February 4, 2009, the public offering price for Class A shares of such Fund purchased directly through the Fund's Distributor, for Fund accounts maintained with the Distributor, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000	4.50	4.70
$50,000 to less than $100,000	4.00	4.20
$100,000 to less than $250,000	3.00	3.10
$250,000 to less than $500,000	2.00	2.00
$500,000 to less than $1,000,000	1.50	1.50
$1,000,000 or more	-0-	-0-

Contingent Deferred Sales Charge—Class A Shares—A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase.  The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC.  Letter of Intent and Right of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

Class A Shares of Dreyfus Core Equity Fund Only—Shareholders beneficially owning shares of Dreyfus Core Equity Fund on April 14, 2002, may purchase Class A shares of such Fund directly through the Fund's Distributor, for Fund accounts maintained with the Distributor, at net asset value without a front-end sales charge and redeem Class A shares of such Fund without imposition of a CDSC.
Class A shares of a Fund may be purchased at net asset value without a front-end sales charge by the following individuals and entities:
•	Full-time or part-time employees, and their family members, of The Dreyfus Corporation or any of its affiliates.
•	Board members of The Dreyfus Corporation and Board members of the Dreyfus Family of Funds.
•	Full-time employees, and their family members, of financial institutions that have entered into selling agreements with the Fund's Distributor.
•	"Wrap" accounts for the benefit of clients of financial institutions, provided they have entered into an agreement with the Fund's Distributor specifying operating policies and standards.
•	Qualified separate accounts maintained by an insurance company; any state, county or city or instrumentality thereof; and charitable organizations investing $50,000 or more in Fund shares and charitable remainder trusts, provided that such Class A shares are purchased directly through the Fund's Distributor for Fund accounts maintained with the Distributor.
•	Investors who purchase Class A shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor, and either (i) have, or whose spouse or minor children have, beneficially owned shares and continuously maintained an open account with the Distributor in a Dreyfus-managed fund since on or before February 28, 2006, or (ii) such purchase is for a self-directed investment account that may or may not be subject to a transaction fee.
•	Investors who participate in a self-directed investment brokerage account program offered by a financial intermediary that has entered into an agreement with the Fund's Distributor. Financial intermediaries offering self-directed investment brokerage accounts may or may not charge their customers a transaction fee.
•	Investors with the cash proceeds from the investor's exercise of stock options and/or disposition of stock related to employment-based stock plans, whether invested in the Fund directly or indirectly through an exchange from a Dreyfus money market fund, provided that the proceeds are processed through an entity that has entered into an agreement with the Fund's Distributor specifically relating to administering employment-based stock plans. Upon establishing the account in the Fund or the Dreyfus money market fund, the investor and the investor's spouse and minor children shall become eligible to purchase Class A shares of the Fund at net asset value, whether or not the investor uses the proceeds of the employment-based stock plan to establish the account.
•	Members of qualified affinity groups who purchase Class A shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor, provided that the qualified affinity group has entered into an affinity agreement with the Distributor.
•	Retirement Plans, provided that such Class A shares are purchased through a financial intermediary that performs recordkeeping or other administrative services for the Retirement Plan and has entered into an agreement with the Fund's Distributor relating to such services, or are purchased directly through the Fund's Distributor.
•	Shareholders in Dreyfus-sponsored IRA rollover accounts funded with the distribution proceeds from Retirement Plans, provided that the rollover (except in the case of a rollover from a Dreyfus-sponsored Retirement Plan) is processed through an entity that has entered into an agreement with the Fund's Distributor specifically relating to processing rollovers. Upon establishing the Dreyfus-sponsored IRA rollover account in the Fund, the shareholder shall become eligible to make subsequent purchases of Class A shares of the Fund at net asset value in such account.
Amount of Distribution Plan Fees—Class A Shares—Under the Distribution Plan, .25 of 1% of the value of the average daily net assets of Class A to compensate the Distributor for shareholder servicing activities and for activities or expenses primarily intended to result in the sale of the Fund's Class A shares.

SCHEDULE C
Contingent Deferred Sales Charge--Class C Shares—A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase.  No CDSC shall be imposed to the extent that the net asset value of the Class C shares redeemed does not exceed (i) the current net asset value of Class C shares of the Fund acquired through reinvestment of Fund dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class C shares above the dollar amount of all payments for the purchase of Class C shares of the Fund held by such shareholder at the time of redemption.
If the aggregate value of the Class C shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.
In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate.  Therefore, it shall be assumed that the redemption is made first of amounts representing Class C shares of the Fund acquired pursuant to the reinvestment of Fund dividends and distributions; then of amounts representing the increase in net asset value of Class C shares above the total amount of payments for the purchase of Class C shares made during the preceding year; and finally, of amounts representing the cost of Class C shares held for the longest period of time.
Waiver of CDSC—The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Code, of the shareholder, (b) redemptions by Retirement Plans, provided that the shares being redeemed were purchased through a financial intermediary that performs recordkeeping or other administrative services for the Retirement Plan and has entered into an agreement with the Fund's Distributor relating to such services, or were purchased directly through the Fund's Distributor, (c) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (d) redemptions due to receiving applicable required minimum distributions from IRA accounts (other than Roth IRAs or Coverdell Education Savings Accounts) upon attaining age 70-1/2, and (e) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus.  The CDSC also shall be waived in connection with redemptions by Retirement Plans of Fund shares purchased on or before January 31, 2016.  If a CDSC waiver is discontinued, Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.
Amount of Distribution Plan and Service Plan Fees—Class C Shares—Under the Distribution Plan, .75 of 1% of the value of the average daily net assets of Class C to pay the Distributor for distributing the Fund's Class C shares.  Under the Service Plan, .25 of 1% of the value of the average daily net assets of Class C to pay the Distributor for the provision of certain services to the holders of the Fund's Class C shares.